Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-274058 and 333-274058-01 on Form F-4 of our report dated June 26, 2023 relating to the financial statements of Brookfield Reinsurance Ltd. (the “Company”), and our report dated March 31, 2023 relating to the effectiveness of the Company’s internal control over financing reporting, appearing in the Current Report on Form 6-K of the Company filed on June 28, 2023. We also consent to the reference to us under the heading “Interests of Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

September 20, 2023